Exhibit 99.1

For Immediate Release

Contact: John Morelli

(770) 622-3337

FIREARMS TRAINING SYSTEMS, INC. REPORTS

FY03 FOURTH QUARTER AND FISCAL YEAR FINANCIAL PERFORMANCE

AND AN AMENDMENT EXTENDING THE MATURITY DATE OF ITS CREDIT AGREEMENT

June 27, 2003, Suwanee (Atlanta), GA—Firearms Training Systems, Inc. (OTC: FATS) filed its fiscal year 2003 Annual Report on Form 10-K with the Securities and Exchange Commission today.

As reflected in the audited financial statements for the fiscal year ended March 31, 2003, included in the Form 10-K, revenues were $66,125,000 versus $59,057,000 in the prior year. Net income for fiscal 2003, which includes an $867,000 tax benefit, was $7,032,000, or $0.10 per diluted share, compared with $4,336,000, or $0.06 per diluted share, which includes a $4,892,000 tax benefit for fiscal 2002.

The quarterly financial information (unaudited) included in the form 10-K discloses revenue for the fourth quarter ended March 31, 2003, of $23,465,000 versus $15,125,000 for the same period in the prior year. Net income, which includes a $1,810,000 tax benefit, was $5,340,000, or $0.07 per diluted share for the fourth quarter of fiscal 2003, compared with $3,726,000, or $0.05 per diluted share, which included a tax benefit of $5,437,000 for the same period of fiscal 2002.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are pleased to report significant improvements in our operations for both the fourth quarter and the fiscal year ended March 31, 2003. Along with significantly increased sales, particularly in our international markets, our margins continue to improve, and we continue to reduce the percentage of revenue consumed by our operating expenses. As a result, our profitability and earnings per share continue to grow. Our bookings and backlog also continue to grow at significant levels. The Company’s backlog as of March 31, 2003 was approximately $64.3 million as compared to $59.6 million as of March 31, 2002. Approximately $39.3 million of the March 31, 2003 backlog is scheduled for delivery during our 2004 fiscal year.

FATS has the leading technology and customer base in the domestic and international military and law enforcement weapons training simulation markets. Our management team is committed to the extension of our leading position in these markets. I am pleased to report that our product lines remain strong and growing, and domestic and international demand for our existing and new products remains promising.”

The Company is also pleased to announce the successful negotiation with its lenders of an amendment to its Credit Agreement extending the maturity date of the Senior and Junior Secured Loans and the Revolving Loans and Letters of Credit from September 30, 2003 to October 15, 2004. The extension also extends to October 15, 2004, the date on which the Company’s mandatorily redeemable preferred stock becomes redeemable by the holders.

Under the terms of the amendment, the Company will pay an amendment fee of approximately $409,000 in July 2003 and will reduce the outstanding balance of the Senior Secured Loans by approximately $400,000 on December 31, 2003, and by an additional amount of approximately $1,100,000 on June 30, 2004. The interest rate on the Senior Secured Loans will increase from prime plus 1% to prime plus 2.5% for the period from June 2, 2003 through December 31, 2003 and then to prime plus 3.5% for the period from January 1, 2004 until the maturity date. The interest rate on the Junior Secured Loans will increase from 10% to 15% for the period from June 2, 2003 through the maturity date, with 10% payable in cash and 5% payable in additional notes with the same terms. All other terms and conditions of the New Credit Agreement remain unchanged.

The Company’s primary capital requirements are for working capital, debt service, and capital expenditures. Since August of 2000, the Company has financed its operations and growth primarily through internally generated funds and income tax refunds. With the extension of the Company’s Senior and Junior Secured Loans and Revolving Loans and Letters of Credit through October 15, 2004, as discussed above, management of the Company believes that funds provided by operations and possible equipment installment financing will be sufficient to fund its cash needs and anticipated capital expenditures through the year ending March 31, 2004.

FATS® is an ISO 9000 certified company and a leading worldwide producer of interactive simulation systems designed to provide training in the handling and use of small and supporting arms for law enforcement, military and commercial applications.

Certain of the foregoing information are forward-looking statements regarding future events or the future financial performance of the Company, and are subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC.

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FIREARMS TRAINING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2003	2002	2003	2002
Revenues	$23,465	$15,125	$66,125	$59,057
Cost of Revenues	16,412	11,494	44,956	41,607

Gross margin	7,053	3,631	21,169	17,450
Gross margin %	30.1%	24.0%	32.0%	29.5%
Operating expenses:	3,463	5,416	14,696	17,895
Operating income (loss)	3,590	(1,785)	6,473	(445)
Other income (expense), net:	17	144	(10)	159
Income (loss) before provision for income taxes	3,607	(1,641)	6,463	(286)
Provision (benefit) for income taxes	(1,810)	(5,437)	(867)	(4,892)

Net income (loss)	5,417	3,796	7,330	4,606
Accretion of preferred stock	(77)	(70)	(298)	(270)

Net income (loss) applicable to common shareholders	$5,340	$3,726	$7,032	$4,336

Basic earnings (loss) per common share	$0.08	$0.05	$0.10	$0.06

Diluted earnings (loss) per common share	$0.07	$0.05	$0.10	$0.06

Weighted average common shares outstanding—basic	70,153	70,153	70,153	70,153

Weighted average common shares outstanding—diluted	71,497	71,002	71,729	70,829

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FIREARMS TRAINING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$3,457	$4,252
Restricted cash	1,439	1,434
Accounts receivable, net	18,469	10,500
Income tax receivable	823	2,950
Costs and estimated earnings in excess of billings on uncompleted contracts	4,697	3,120
Unbilled receivables	103	1,612
Inventories, net	10,059	9,434
Prepaid expenses and other current assets	1,643	1,444

Total current assets	40,690	34,746
Property and equipment, net	2,018	1,579
Other noncurrent assets	98	26

Total assets	$42,806	$36,351

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Long-term debt due within one year	$457	$—
Accounts payable	5,248	4,430
Accrued liabilities	4,826	5,053
Accrued interest	861	861
Income taxes payable	176	—
Billings in excess of costs and estimated earnings on uncompleted contracts	1,277	285
Deferred revenue	1,854	902
Warranty and contract costs provision—current	2,015	2,258

Total current liabilities	16,714	13,789

Long-term debt	39,858	42,977
Noncurrent deferred income taxes	—	22
Warranty and contract costs provision—noncurrent	615	1,467
Other noncurrent liabilities	496	579

Total liabilities	57,683	58,834

Mandatory redeemable preferred stock	27,617	27,319

Stockholders’ deficit:
Common stock	—	—
Additional paid-in-capital	123,215	123,513
Stock warrants	613	613
Accumulated deficit	(166,219)	(173,549)
Cumulative foreign currency translation adjustment	(103)	(379)

Total stockholders’ deficit	(42,494)	(49,802)

Total liabilities and stockholders’ deficit	$42,806	$36,351

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